--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  Form 8-K/A

               Current Report Pursuant to Section 13 or 15(d) of
                          The Securities Act of 1934

                                Date of Report
                                February 3, 1998

                       DAVEL COMMUNICATIONS GROUP, INC.
            (Exact name of registrant as specified in its charter)


   Illinois                        0-22610                    37-1064777
(State or other             (Commission file number)      (I.R.S. Employer
jurisdiction of                                          Identification Number)
incorporation)


                    1429 Massaro Boulevard, Tampa, Florida       33619
                   (Address of Principal Executive Offices)    (Zip Code)


                                (813) 623-3545
             (Registrant's telephone number, including area code)


--------------------------------------------------------------------------------

                        Report of Independent Auditors

Board of Directors
Communications Central Inc.

We have audited the accompanying consolidated balance sheets of Communications Central Inc. as of June 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Communications Central Inc. at June 30, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming Communications Central Inc. will continue as a going concern. As more fully described in Note 2, the Company has incurred operating losses and has a working capital deficiency. In addition, the Company is not in compliance with certain terms of the loan agreement with its bank. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                                Ernst & Young LLP

Atlanta, Georgia
September 19, 1997

Communications Central Inc.
Consolidated Balance Sheets

                                                                                  June 30,
                                                                                  --------
                                                                            1997           1996
                                                                            ----           ----
Assets
  Current assets:
     Cash                                                              $  5,403,731     $  2,266,327
     Accounts, receivable, less allowance for doubtful accounts of $3,586,000 and $2,140,000 at June 30, 1997 and 1996,
     respectively                                                         9,275,643       10,612,382
     Prepaid expenses                                                     1,180,487          707,699
     Assets held for sale                                                38,791,285                -
     Other current assets                                                 1,961,522          870,815
                                                                       ------------     ------------
Total current assets                                                     56,612,688       14,457,223
Operating equipment:
     Telecommunication equipment                                         63,776,675       73,262,895
     Uninstalled equipment                                                  552,721          665,415
                                                                       ------------     ------------
                                                                         64,329,396       73,928,310
     Less accumulated depreciation and amortization                    ( 33,418,171)    ( 29,922,368)
                                                                       ------------     ------------
                                                                         30,911,225       44,005,942
Leasehold improvement, computer equipment and software

     and office furniture and equipment, net of accumulated
     depreciation and amortization of approximately $3,172,000
     and $2,162,000 at June 30, 1997 and 1996, respectively               2,183,441        2,367,534

Deferred loan costs,
     net of accumulated amortization of $243,000 at June 30,
     1996                                                                         -          260,153

Intangible assets
     Site license contracts, net                                          3,345,221        7,053,568
     Agreements not to compete, net                                         513,284        1,046,450
     Goodwill, net                                                        8,680,937       36,555,441

Other assets, net                                                         2,086,523        3,981,290
                                                                       ------------     ------------
Total assets                                                           $104,333,299     $109,727,601
                                                                       ============     ============

See accompanying notes

                                                                          June 30,
                                                                -----------------------------
                                                                    1997             1996
                                                                ------------     ------------
Liabilities and shareholders' equity
  Current liabilities:
    Notes payable to shareholders                               $          -     $      8,333
    Note payable                                                           -           79,650
    Accounts payable                                               4,674,064        3,324,204
    Accrued expenses                                               4,799,916        2,878,447
    Current portion of long term debt                             71,697,389        3,000,000
    Accrued commissions                                            2,009,907        2,637,010
    Accrued interest                                                 880,172          634,295
    Accrued compensation                                             142,822          102,351
    Accrued income taxes payable                                     578,984          328,984
                                                                ------------     ------------
Total current liabilities                                         84,783,254       12,993,274
Long term debt                                                             -       70,197,389
Commitments and contingencies                                              -                -
Shareholders' equity
    Common Stock, $.01 par value:
    Authorized shares - 50,000,000
    Issued and outstanding shares - 6,284,222 and 6,054,556
      at June 30, 1997 and 1996, respectively                         62,842           60,545
    Additional paid in capital                                    51,483,958       50,067,383
    Accumulated deficit                                          (31,996,755)     (23,590,990)
                                                                ------------     ------------
Total shareholders' equity                                        19,550,045       26,536,938
                                                                ------------     ------------
Total liabilities and shareholders' equity                      $104,333,299     $109,727,601
                                                                ============     ============

    See accompanying notes

Communications Central Inc.
Consolidated Statements of Operations


                                                                Year ended June 30,
                                                                -------------------
                                                    1997               1996                1995
                                                    ----               ----                ----
Revenue:
    Coin calls                                  $ 34,575,398       $ 35,509,110        $ 33,326,399
    Non coin calls                                65,894,619         66,644,945          47,951,407
    Other                                          3,377,759          3,185,516             144,433
                                                ------------       ------------        ------------
                                                 103,847,776        105,339,571          81,422,239
Costs and expenses:
    Line access charges                           31,532,544         35,923,596          27,411,215
    Commissions                                   20,839,017         22,299,044          15,111,992
    Service and collection                        19,218,670         19,362,209          12,001,623
    Selling general and administrative             5,868,275          4,778,522           4,633,821
    Bad debt expense                              17,208,408          8,575,422           4,640,610
    Depreciation and amortization                 12,374,243         11,741,785           9,795,025
    Impairment loss                                        -         14,183,996                   -
    Impairment loss on assets hold for sale        2,400,000                  -                   -
                                                ------------       ------------        ------------
         Total costs and expenses                109,441,157        116,864,574          73,594,286
                                                ------------       ------------        ------------
Operating income (loss)                           (5,593,381)       (11,525,003)          7,827,953
Other Income, net                                  5,473,408                  -                   -
Impairment loss of loan origination fees          (1,155,652)                 -                   -
Interest expense                                  (7,130,140)        (6,343,142)         (3,527,644)
                                                ------------       ------------        ------------
Income (loss) before income tax expense           (8,405,765)       (17,868,145)          4,300,309
Income tax expense                                         -             78,352           1,127,896
                                                ------------       ------------        ------------
Net income (loss)                               $ (8,405,765)      $(17,946,497)       $  3,172,413
                                                ============       ============        ============
Net income (loss) per common share              $      (1.38)      $      (2.96)       $       0.52
                                                ============       ============        ============
Weighted average shares outstanding                6,101,451          6,054,556           6,064,447
                                                ============       ============        ============

See accompanying notes.

Communications Central Inc.
Consolidated Statements of Shareholders' Equity


                                                                           Common Stock
                                                               ------------------------------------
                                                                                       Additional                     Total
                                                                                        Paid-In     Accumulated    Shareholders'
                                                                 Shares      Amount     Capital       Deficit         Equity
                                                               -----------------------------------------------------------------
Balance of June 30, 1994                                       5,424,021    $54,240   $48,799,468   ($8,816,906)   $40,036,802
    Issuance of Common Stock in acquisition                       46,809        468       549,538             -        550,006
    Issuance of Common Stock upon exercise of options            180,335      1,803       301,153             -        302,956
    Issuance of Common Stock upon exercise of warrants           226,891      2,269        (2,281)            -            (12)
    Tax benefit from employees' stock option plans                  -             -       213,000             -        213,000
    Net income                                                      -             -             -     3,172,413      3,172,413
                                                               -----------------------------------------------------------------
Balance at June 30, 1995                                       5,878,056    $58,780   $49,860,878   ($5,644,493)   $44,275,165
    Issuance of Common Stock upon exercise of options            176,500      1,765       206,505             -        208,270
    Net loss                                                        -             -             -   (17,946,497)   (17,946,497)
                                                               -----------------------------------------------------------------
Balance at June 30, 1996                                       6,054,556    $60,545   $50,067,383  ($23,590,990)   $26,536,938
    Issuance of Warrants                                               -          -     1,378,125             -      1,378,125
    Issuance of Common Stock upon exercise of options                666          7         3,490             -          3,497
    Issuance of Common Stock upon exercise of warrants           229,000      2,900        34,960             -         37,250
    Net loss                                                           -          -             -    (8,405,765)    (8,405,765)
                                                               -----------------------------------------------------------------
Balance at June 30, 1997                                       6,284,222    $62,842   $51,483,958  ($31,996,755)   $19,550,045
                                                               =================================================================

Communications Central Inc.
Consolidated Statements of Cash Flows

                                                                                     Year ended June 30,
                                                                                     -------------------
                                                                         1997               1996             1995
                                                                         ----               ----             ----
Operating activities
   Net income (loss)                                                 ($ 8,405,765)      ($17,946,497)    $  3,172,413
   Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
      Depreciation and amortization                                    12,374,243         11,741,785        9,795,025
      Other                                                          (      7,463)                 -        (  16,336)
      Impairment loss                                                           -         14,183,996                -
      Impairment loss on assets held for sale                           2,400,000                  -                -
      Impairment loss of loan origination fees                          1,155,652                  -                -
      Changes in operating assets and liabilities:
         Accounts receivable                                            1,336,739             23,923       (6,690,852)
         Prepaid expenses, other current assets and other assets     (  1,778,607)       ( 2,136,962)      (2,506,920)
         Accounts payable                                               1,349,860          2,459,091       (1,611,327)
         Accrued expenses                                               1,830,713          1,119,946        1,325,688
         Other liabilities                                                      -                  -        2,261,656
                                                                     ------------       ------------     ------------
   Net cash provided by operating activities                           10,255,372          9,445,282        5,729,347

Investing activities
   Purchase of telecommunication equipment, leasehold
   improvements and office furniture and equipment, net              (  3,373,207)       ( 7,496,323)     (11,402,674)
   Acquisitions of telecommunication equipment, site licenses,
   agreements not to compete and goodwill                                       -        (   462,000)     (41,187,892)
   Purchases of site licenses, net                                   (  2,230,825)       ( 2,294,360)      (1,957,274)
   Proceeds from sale of equipment                                         33,300            285,000          115,526
                                                                     ------------       ------------     ------------
   Net cash used in investing activities                             (  5,570,732)       ( 9,967,683)     (54,432,314)


Financing activities
   Payments on notes payable                                         (  1,587,983)       (   423,583)     ( 7,678,146)
   Proceeds from long term debt                                                 -          3,000,000       51,640,463
   Issuance of Common Stock                                                40,747            208,270          302,944
                                                                     ------------       ------------     ------------
   net cash provided by (used in) financing activities               (  1,547,236)         2,784,687       44,265,261
                                                                     ------------       ------------     ------------
   (Decrease) increase in cash                                          3,137,404          2,262,286       (4,437,706)
                                                                     ------------       ------------     ------------
   Cash at beginning of year                                            2,266,327              4,041        4,441,747
                                                                     ------------       ------------     ------------
   Cash at end of year                                                $ 5,403,731        $ 2,266,327      $     4,041
                                                                     ============       ============     ============

Supplemental disclosure
                                                                     ------------        -----------      -----------
   Cash paid for interest                                             $ 6,388,854        $ 6,725,240      $ 2,591,138
                                                                     ============        ===========      ===========
   Cash paid for income taxes                                         $         -        $         -      $ 1,170,900
                                                                     ============        ===========      ===========

   See accompanying notes.

                          Communications Central Inc.

                  Notes to Consolidated Financial Statements
                                 June 30, 1997

1. Summary of Significant Accounting Policies

Description of Business

Communications Central Inc. (the "Company") is an independent payphone and inmate phone operator operating in 42 states and the District of Columbia. Revenues from the operation of payphones and inmate phones are recorded based on equipment usage and from routing calls to operator service companies and long distance carriers.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Communications Central of Georgia, Inc., InVision Telecom, Inc. and Central Payphone Services, Inc. Significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investments

At June 30, 1997 and 1996, the Company held warrants to purchase common stock of a vendor. The Company has classified this investment as trading. Trading investments are held for resale in anticipation of short-term market movements. Trading investments are stated at fair value. Gains or losses, both realized and unrealized, are included in Other Revenue. The Company recognized a realized gain of $1.2 million and an unrealized gain of $1.4 million in fiscal 1997.

Operating Equipment

Operating equipment is stated at cost. Depreciation is computed on the straight-line method over the estimated useful life of the assets. The estimated useful life of all telecommunication equipment is 10 years. The Company capitalizes the cost of initial installation as part of the cost of telecommunication equipment. Repairs and maintenance are expensed as incurred.

                          Communications Central Inc.

Concentrations of Credit Risk and Major Customers

The Company derives a majority of its operating revenues from commercial customers in the United States and large long distance telecommunications companies. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Accounts receivable are unsecured and the Company is at risk to the extent such amounts become uncollectible. The Company's allowance for doubtful accounts is based upon management's estimates and historical experience.

Intangible Assets

Intangible assets consist of costs allocated to agreements not to compete, site license contracts relating to installed and acquired equipment, and goodwill, which represents the excess of the purchase price paid for acquired equipment over the fair value of the acquired equipment.

Amortization for agreements not to compete is computed using the straight-line method over the life of the agreements, ranging from 3 to 7 years. Accumulated amortization on agreements not to compete at June 30, 1997 and 1996 was approximately $1,359,000 and $1,019,000, respectively. In the case of the site licenses acquired in an acquisition, the estimated fair value of the site license is capitalized. Amortization for site license contracts is computed using the straight-line method over the estimated life of the contracts, ranging from 6 to 7 years. Accumulated amortization on site license contracts at June 30, 1997 and 1996 was approximately $4,891,000 and $2,683,000, respectively. Amortization for goodwill is computed using the straight-line method over lives of 15 and 40 years. Accumulated amortization on goodwill at June 30, 1997 and 1996 was approximately $3,844,000 and $2,298,000, respectively.

Impairment of Long-Lived Assets

In March 1995, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of", which requires impairment losses to be recorded on long-lived assets used in operations when indications of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to disposed of. The Company adopted SFAS No. 121 in the third quarter of fiscal 1996.

Periodically, the Company assesses the appropriateness of the carrying amounts of long-lived assets and related amortization periods based on the undiscounted value of the

                          Communications Central Inc.

current and anticipated future cash flows generated by the business. If there are indicated impairments, a write-down is recorded to the extent the carrying amount exceeds fair value. Fair value is based on either a quoted value, if available, or the estimated future cash flows of the business discounted at a market rate of interest.

An impairment loss of $14.2 million during the third quarter of fiscal 1996 was recognized in accordance with SFAS No. 121. Cash flow generation by payphones and inmate lines, on an acquisition by acquisition basis, was calculated based on the Company's best estimate of future income and expenses including the impact of a continued reduction in operator service provider revenue as a result of "dial around." Where the sums of future undiscounted cash flows of these long-lived assets were less than their recorded book values, an impairment loss was recognized. Such losses consisted of approximately $12.4 million for operating equipment and approximately $1.8 million for related intangible assets.

An impairment loss on assets held for sale of $2.4 million was recognized during the fourth quarter of fiscal 1997 in accordance with SFAS No. 121. The impairment loss was determined based on the estimated fair value to be received for long-lived assets to be disposed of under an August 21, 1997 Asset Purchase Agreement with Talton Holdings, Inc. ("Talton") to purchase substantially all of the assets of the Company's inmate division. (See Note 16.) All of the long-lived assets of the Company's inmate division have been classified as assets held for sale in current assets. The results of operations for the inmate division were (millions):


                                               1997     1996      1995
                                               ----     ----      ----
     Revenue                                 $ 46.2   $ 47.9    $ 21.1
     Income/(Loss) Before Income Taxes        (13.4)     1.5       3.3

Income Taxes

The Company uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Net Income (Loss) Per Share

Net income (loss) per share is computed using the weighted average number of common shares and , if dilutive, common equivalent shares outstanding during the period.

                          Communications Central Inc.

Stock Based Compensation

During 1997, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation", which provides an alternative to APB Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for stock-based compensation to employees. As permitted by SFAS 123, the Company continues to account for stock option grants in accordance with APB Opinion No. 25 and has elected the pro forma disclosure alternative of the effect of SFAS No. 123. Accordingly, adoption of the standard in fiscal 1997 did not affect the Company's results of operations or financial position.

New Accounting Pronouncements

In February 1997, the Financial Accounting Standards Board issued a new accounting pronouncement, SFAS No. 128, "Earnings Per Share", which will change the current method of computing earnings per share. The new standard requires presentation of "basic earnings per share" and "diluted earnings per share" amounts, as defined. SFAS No. 128 will be effective for the Company's quarter ending December 31, 1997, and, upon adoption, all prior period earnings per share data presented shall be restated to conform with the provisions of the new pronouncement. Application earlier than the Company's quarter ending December 31, 1997 is not permitted. The Company does not expect that the adoption of the new pronouncement will have a material impact on the Company's results of operations.

Reclassifications

Certain changes in the presentation of the June 30, 1996 amounts have been made to conform to the June 30, 1997 presentation.

2.   Going Concern and Management's Plan

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern; they do not include adjustments relating to the recoverability of recorded asset amounts and classification of recorded assets and liabilities to reflect the possible future effects if the Company is not able to continue as a going concern.

The Company reported a net loss of $8.4 million for the year ended June 30, 1997, and reported a net loss of $17.9 for the preceding year. The Company violated certain terms and conditions of its bank 1996 Credit Agreement resulting in the outstanding balance of $71.7 million as of June 30, 1997 being classified a current liability. At June 30, 1997

                          Communications Central Inc.

there was a working capital deficiency of $28.2 million. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

Management's plan for addressing these conditions is as follows:

Sale of the Company's inmate operations. Pursuant to the Asset Purchase Agreement between the Company and Talton Holdings, Inc., the Company has agreed to sell certain assets of the inmate operations to Talton for approximately $42 million. (See Note 16) The sale is scheduled to be consummated on or about October 31, 1997, and is contingent upon a number of items. The cash from the sale of these assets is planned to reduce a portion of the outstanding debt and provide working capital.

Take advantage of deregulated local coin rates. In appropriate markets, the Company intends to increase the coin rate charged on or about October 7, 1997.

Aggressively pursue "fair compensation" as mandated in the Telecommunications Act of 1996 for dial around calls. Through participation in industry groups and individually, the Company will pursue compensation for dial around calls from appropriate interexchange providers.

Renegotiate or replace the 1996 Credit Agreement. Management intends to renegotiate the terms of the 1996 Credit Agreement with its existing lender or replace the agreement with a new secured lender.

Although the results of these actions cannot be predicted, the Company believes that the above steps are appropriate and, if successful, will help improve operating results and cash flow.

3.   Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximate fair values due to the short maturities of these instruments. The carrying amounts reported in the balance sheet for notes payable and long-term debt approximate fair values. Fair values for notes payable and long-term debt are estimated based on the present value of expected cash flows.

4.   Accounts Receivable and Bad Debt Expense

At June 30, 1997, the accounts receivable balance was $12.9 million with an allowance for doubtful accounts of $3.6 million. Of that amount, $6.4 million represents receivables

                          Communications Central Inc.

generated from inmate calling along with an allowance of $3.4 million. The remaining $6.5 million represents receivables generated from the Company's pay telephones which includes $5.7 million due from interexchange carrier's for "dial-around compensation". In the fourth quarter of fiscal 1997, the Company changed its estimate of bad debt expenses by recording expenses of $6.8 million related to its inmate calling business primarily to reflect its experience with increased levels of chargebacks for prior periods reported by LECs primarily in the second and third quarters of fiscal 1997.

At June 30, 1996, the accounts receivable balance was $12.7 million with an allowance for doubtful accounts of $2.1 million. Of that amount, $9.9 million represents receivables generated from inmate calling along with an allowance of $2.0 million. The remaining $2.8 million represents receivables from the Company's pay telephones which includes $1.2 million due from interexchange carriers for "dial-around compensation".

5. Notes Payable

                                                     June 30,
                                                     --------
                                                 1997         1996
                                                 ----         ----
Unsecured notes payable to shareholders         $     -     $  8,333
Note payable                                          -       79,650
                                                -------     --------
                                                      -       87,983
Less current portion                                  -       87,983
                                                -------     --------
                                                $     -     $      -
                                                =======     ========

6. Bank Debt

In July 1995, the Company entered into an agreement (the "1995 Loan") with a bank that amended and restated the terms of a previous agreement. The 1995 Loan contains affirmative and negative covenants including provisions for maintaining minimum consolidated net worth, interest coverage ratios, and fixed charge coverage. In addition, it provided that the Company could not declare or pay dividends and it restricted capital expenditures, indebtedness, third party guarantees and asset dispositions.

In August 1996, the Company entered into a Credit Agreement (the "1996 Credit Agreement") that amended and restated the 1995 Loan. The 1996 Credit Agreement permitted borrowing of up to $75,000,000 until November 30, 1996. It required a payment of $12,000,000 on or before July 1, 1997. The 1996 Credit Agreement is secured by essentially all of the assets of the Company including the stock of its operating

                          Communications Central Inc.

subsidiaries. The 1996 Credit Agreement further requires principal payments of $500,000 per month beginning January 1997, and $750,000 per month beginning in January 1998, through the 1996 Credit Agreement's maturity in July 1999. In conjunction with the 1996 Credit Agreement, the Company incurred loan origination costs of approximately $257,000. These costs, which include loan closing fees, legal and professional fees, are being amortized over the life of the 1996 Credit Agreement.

On October 8, 1996, the Company's lender agreed to amend the 1996 Credit Agreement to extend the maturity of the $12,000,000 payment due on November 30, 1996 to July 1, 1997, and to adjust the financial covenants accordingly.

In consideration for the amendments during fiscal year 1997, the lender received warrant agreements to purchase up to 225,000 shares of the Company's Common Stock at a nominal price. The cost of approximately $1.4 million associated with these warrants will be amortized over the life of the 1996 Credit Agreement.

In June 1997, the above terms were modified by the Second Amendment to the 1996 Credit Agreement which extended the timing of the July 1, 1997 payment to September 1, 1997 upon the payment of a principal amount of $1,500,000. The Company was not able to repay the remaining payment due of $10,500,000 on September 1, 1997. As a result, the Company is in default under the 1996 Credit Agreement. In addition, the Company was not in compliance with the financial covenants under the 1996 Credit Agreement, as amended, as of June 30, 1997. Because of this default, the Company has recognized the impairment of deferred loan costs of $1.2 million at June 30, 1997.

As a result of the above, all of the debt under the 1996 Credit Agreement, as amended, is shown as current.

7.   Lease Commitments

The Company leases office space and certain equipment under operating leases. Total rent expense for the years ended June 30, 1997, 1996, and 1995 was approximately $ 668,000 $587,000, and $899,000, respectively.

Future minimum payments, by year and in the aggregate, under the noncancellable operating leases with initial or remaining terms of one year or more consist of the following at June 30, 1997:

                          Communications Central Inc.

                 Year ending June 30,
                         1998               $1,295,000
                         1999                1,067,000
                         2000                   89,000
                                            ----------
                                            $2,451,000
                                            ==========

8. Preferred Stock

As of June 30, 1997 the Company had 2,000,000 shares of Preferred Stock authorized and none issued and outstanding.

9. Common Stock

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation", requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, the Company recognizes compensation expense to the extent the exercise price of the Company's employee stock options is less than the market price of the underlying stock on the date of grant.

Stock Options

During fiscal 1992, the Board of Directors issued 348,500 options to purchase Common Stock at an exercise price of $1.18 per share. These options are exercisable and became fully vested upon consummation of the Company's initial public offering on December 16, 1993. The option holders exercised the remaining 176,500 of the vested options during fiscal 1996.

On October 19, 1993, the Board of Directors approved the establishment of the 1993 Stock Option Plan. The 1993 Stock Option Plan was amended and restated as of October 11, 1995 (the "1993 Plan") to increase the shares for issuance upon exercise of options granted to 850,000 shares. Options are to be granted at an exercise price per share that is not less than the fair market value on the date of the grant. All Options granted under the 1993 Plan must be exercised no later than the tenth anniversary of the date of the grant. Options may be granted with different vesting terms, but generally provide for vesting

                          Communications Central Inc.

over a three year period. During 1996, the Company repriced 65,000 options, with exercise prices which ranged from $11.88 to $15.00, to fair market value on the date of the repricing.

On October 19, 1993, the Board of Directors established the Stock Option Plan for Directors (the "Directors' Plan"), which provides for the grant of non-qualified stock options to purchase up to 50,000 shares of Common Stock to directors who are not also employees of the Company. Under the Directors' Plan, eligible directors could elect to receive stock options in lieu of annual director compensation. The option exercise price is defined as 50% of the fair market value of a share on the date of grant. During fiscal 1995 and 1996, 7,997 and 25,402 options were granted under the Directors' Plan, respectively. Under the Directors' Plan, on the date of the grant of options at less than fair market value, the Company will, to the extent compensation expense has not already been recorded, recognize compensation expense ratably over the vesting period in an amount equal to the difference between the fair market value on the date of grant and the option exercise price.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to June 30, 1995 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1997, respectively; risk-free interest rates of 5.54% and 6.48%; a dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 0.555; and a weighted-average expected life of the options of 3 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

                          Communications Central Inc.

                                                1997            1996
                                                ----            ----
Pro forma net loss                          ($8,818,000)    ($18,386,000)
Pro forma loss per share                    $(     1.45)    $(      3.04)

Because SFAS is applicable only to options granted subsequent to June 30, 1995, its pro forma effect will not be fully reflected until fiscal year 1998.

A summary of the Company's stock option activity under the 1993 Stock Option Plan, for the years ended June 30 follows:

                                                              Year ended June 30,
                                                              -------------------
                                               1997                      1996                         1995
                                               ----                      ----                         ----
                                                    Weighted-                  Weighted-                  Weighted-
                                                     Average                    Average                    Average
                                         Options  Exercise Price   Options   Exercise Price    Options   Exercise Price
                                         -------  --------------   -------   --------------    -------   --------------
Outstanding, Beginning of year            735,000   $   6.45        287,584     $   12.60       204,750         $ 11.12
Granted                                    85,000       6.86        660,000          6.11       183,500           14.30
Exercised                              (      666)      5.25              -             -    (    8,333)          12.00
Canceled                               (    2,334)      5.25      ( 212,584)         5.30    (   92,333)          12.76
                                       ---------------------      -----------------------    --------------------------
Outstanding, end of year                  817,000   $   6.49        735,000     $    6.45       287,584           12.60
                                       =====================      =======================    ==========================
Exercisable, end of the year              333,207   $   7.53         67,999     $    8.48        46,166         $ 12.08
                                       =====================      =======================    ==========================
Weighted-average fair value of options granted
during the year                                     $   3.76                    $    2.61
                                                    --------                    ---------

Options outstanding at June 30, 1997 have a weighted average remaining contractual life of approximately 8.17 years and are exercisable at prices ranging from $5.25 to $15.00.

Warrants

In fiscal 1991, the Company issued stock purchase warrants to its bank to purchase up to 316,188 shares of Common Stock at an exercise price of $.01 per share, subject to adjustment in certain events. All of the warrants expire on May 1, 2001. The warrant holders had the right to put the warrants to the Company; however, termination of these put rights occurred automatically upon the closing of the Company's initial public offering on December 16, 1993, and the Company therefore transferred $1,204,117 from redeemable warrants to additional paid-in capital on Common Stock. Upon the closing of the Company's initial public offering, the warrant was partially exercised and converted into 79,047 shares of Common Stock (see above). During fiscal 1994, the warrant was further exercised and converted into an additional 10,114 shares of Common Stock. During fiscal 1995, 226,891 warrants were exercised and converted into an additional 226,891 shares of Common Stock. An additional 136 warrants were recovered, but not converted into Common Stock.

                          Communications Central Inc.

In September 1996, the Company issued stock purchase warrants to it's lender to purchase 225,000 shares of Common Stock at an exercise price of $.01 per share. (See Note 4) The warrants were exercised and converted into 225,000 shares of Common Stock on March 17, 1997. As of June 30, 1997 no warrants to purchase shares of Common Stock remain outstanding.

In July 1995, the Company issued warrants to purchase 44,500 shares of Common Stock at $8.75 per share to a vendor. During fiscal 1997, warrants to purchase 4,000 shares were exercised.

On June 30, 1997, the Company had reserved a total of 882,902 shares of Common Stock for future issuance upon exercise of the stock options and warrants.

10. Other Income

In March 1997, the Company announced an Agreement and Plan of Merger, ("Merger Agreement") with PhoneTel Technologies, Inc. ("PhoneTel"). On August 21, 1997, the Company announced that its Merger Agreement had been terminated without any shares of the Company's stock being purchased. In the fourth quarter of fiscal 1997, the Company received payments totaling $6 million from PhoneTel. As a result of the amendment and then termination of the agreement, PhoneTel forfeited these payments to the Company. The payments were recorded as "Other Income", net of related expenses.

11. Income Taxes

The components of income taxes are as follows:

                                   Year ended June 30,
                                   -------------------
                               1997       1996        1995
                               ----       ----        ----
Current:
   Federal                   $     -    $78,352    $1,127,896
   State                     $     -          -             -
                             --------------------------------
                                   -     78,352     1,127,896
Deferred:
   Federal                         -          -             -
   State                           -          -             -
                             --------------------------------
                                   -     78,352    $1,127,896
                             --------------------------------

                          Communications Central Inc.

At June 30, 1997, the Company had net operating loss carryforwards ("NOLs") of approximately $32.9 million for federal income tax purposes. These NOLs expire in varying amounts beginning in 2002 as follows:

                   Year ended June 30,
                          2002                $   185,000
                          2003                    944,000
                          2004                  3,475,000
                          2005                  2,052,000
                          2006                    889,000
                          2007                  2,735,000
                          2008                  2,285,000
                          2009                    579,000
                          2010                    806,000
                          2011                 11,751,000
                          2012                  7,212,000
                                              -----------
                                              $32,913,000
                                              ===========

Section 382 of the Internal Revenue Code, as amended ("Section 382"), limits the amount of federal taxable income that may be offset by the preexisting NOL's of a corporation following a change in ownership ("Ownership Change') of the corporation. Approximately $12.9 million of the Company's NOL's are currently subject to limitation under Section 382 because the Company experienced an Ownership Change in fiscal 1991 due to the issuance of convertible preferred stock and in fiscal 1994 due to the issuance of common stock in the Company's initial public offering. Based upon the Ownership Change that occurred in fiscal 1991 and 1994, the Company has estimated the NOL's subject to the Section 382 limitation will not exceed $469,000 per year. The remaining NOL of $20.0 million can offset future taxable income without limitation.

Income tax expense differs from the amount computed by applying the statutory Federal income tax rates for the following reasons:

                          Communications Central Inc.

                                                                         Year ended June 30,
                                                                         -------------------
                                                               1997              1996           1995
                                                               ----              ----           ----
Income tax expense at statutory federal income tax
    rate applied to income before income taxes              ($2,857,960)     ($6,075,169)     $1,462,105

Increase (decrease) resulting from:
    State tax expense, less federal tax benefit             (   336,230)     (   626,339)        192,870
    Change in valuation allowance                             3,086,504        6,694,557      (  612,903)
    Other                                                       107,686           85,303          85,824
                                                            -----------      -----------      ----------
                                                            $         -      $    78,352      $1,127,896
                                                            ===========      ===========      ==========

Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                         June 30,
                                                         --------
                                                    1997          1996
                                                    ----          ----
Deferred tax assets:
    Net operating loss carryforwards            $13,641,425   $ 9,766,394
    Reserves and vacation pay                     1,095,360     1,212,897
    AMT credit                                    1,117,135     1,117,135
    Book over tax amortization                    6,409,097     5,126,872
                                                -------------------------
    Gross deferred tax assets                    22,263,017    17,223,298
    Valuation allowance                          10,749,143     7,662,639
                                                -------------------------
Total deferred tax assets                        11,513,874     9,560,659

Deferred tax liabilities:
    Tax over book depreciation                   10,481,678     8,601,976
    Deferred bonus expense                        1,032,196       958,683
                                                -------------------------
Total deferred tax liabilities                   11,513,874     9,560,659
                                                -------------------------
Net deferred tax balance                        $         -    $        -
                                                =========================

12. Acquisitions

During the year ended June 30, 1995 the Company acquired certain assets of various independent payphone and inmate phone operators including:

                          Communications Central Inc.

                                                                                                      Amount
                                                                                                   Allocated to
                                                                                   Purchase         Intangibles
   Acquisition Date                      Selling Company                             Price           Acquired
---------------------------------------------------------------------------------------------------------------
Year ended June 30, 1995:
 July 1994                      Pay-Tel of Illinois                                $ 4,162,000      $   778,000
 July 1994                      InVision Telecommunications, Inc.                    4,246,000        3,770,000
 August 1994                    Pay Phones Plus, Inc.                                5,899,000        3,358,000
 November 1994                  Telso, Inc.                                         12,590,000        7,303,000
 April 1995                     Robert Cefail & Associates                          18,905,000       13,025,000

The purchase method of accounting was used to record each of the above acquisitions. Accordingly, the purchase price was allocated to the assets acquired based on estimated fair values at the purchase dates. Operating results for the respective companies have been included in the Company's results of operations from the respective purchase dates.

The following represents the unaudited pro forma results of operations for the year ended June 30, 1995, assuming the above acquisitions has occurred at the beginning of the year preceding the year of acquisition:

                                         Year ended June 30, 1995
Net revenues                                   $104,929,000
Income before extraordinary item                  9,158,000
Net Income                                        9,158,000
Net income per share                                   1.51

13.  Employee Savings Plan

Effective January 1, 1993, the company formed a contributory savings plan (the "Plan"), which qualifies under Section 401(k) of the Internal Revenue Code, covering substantially all of its employees. The company matches 50% of employee contributions to a maximum of 6% of employee earnings each Plan year. Company contributions to the Plan were approximately $83,500 and $84,000 for the years ended June 30, 1997 and 1996, respectively.

                          Communications Central Inc.

14. Contingencies and Uncertainties of Dial Around Compensation

The Company is from time to time subject to claims and suits arising in the ordinary course of its business. In the opinion of management, the ultimate resolution of any such pending matters will not have a material effect on the Company's financial position.

The Federal Communications Commission ("FCC") issued an order on "dial around" compensation ("FCC Order"), which provided an interim plan by which the interexchange carriers ("IXC's") paid an aggregate monthly amount of $45.85 per phone to the owners of each payphone. The Company received $1.7 million for the partial month of November 1996 and the full month of December 1996. For the months of January 1997, February 1997 and March 1997 the Company received an amount of approximately $36.12 per phone per month as several of the IXC's refused to pay while the FCC Order was being appealed. The Company has accrued at the rate of $45.85 per phone per month through June 30, 1997. The receivable owing from all of the IXCs at June 30, 1997 was approximately $5,700,000. Of that amount, approximately $1,800,000 was collected in July 1997, leaving a balance of approximately $3,900,000 remaining to be collected.

In a July 1, 1997 decision, the U.S. Court of Appeals for the District of Columbia Circuit ("Court") reviewed certain Orders of the FCC related to the implementation of the payphone-specific provisions of the Telecommunications Act of 1996. Among other things, the Court remanded the issue of rates for compensation for 800 and access code calls to independent payphone providers ("dial around compensation") back to the FCC for further consideration. Further, in a supplemental opinion dated September 16, 1997, the Court clarified its opinion on dial around compensation by stating that it was vacating, rather than remanding, the FCC's previous dial around compensation rates while the FCC further reviews the issue. The Company is continuing to analyze these complex rulings, and attempting to determine the effect, if any, that they may have on the Company's financial statements and results of operations.

If the FCC fails to implement a dial around compensation amount that approximates at least the $45.85 per phone per month or 35 cents per call, then the impact of such a ruling could have a material adverse effect on the Company's financial position. For every dollar that the FCC changes its compensation plan from $45.85 per phone per month, the Company's revenue from non-coin calls could be impacted positively or negatively by approximately $155,000 for the period from November 8, 1996 through June 30, 1997.

15. Related Parties

During the year ended June 30, 1995 the Company paid consulting fees of approximately $25,000 per year to a shareholder who also holds a position on the Board of Directors of the Company.

                          Communications Central Inc.

16. Subsequent Events

On August 21, 1997, the Company, InVision Telecom, Inc. (a wholly owned subsidiary of the Company) and Talton Holdings, Inc. ("Talton") entered into an Asset Purchase Agreement (the "Purchase Agreement") whereby Talton agreed to purchase substantially all of the assets of the Company's inmate phone business for approximately $42 million (subject to adjustment as provided in the Purchase Agreement). The Purchase Agreement is scheduled to close on or about October 31, 1997 and is subject to certain closing conditions including the consent of the Company's principal lender and the execution of satisfactory employment agreements with certain members of InVision's management team. Upon consummation of the Purchase Agreement and the transactions contemplated thereby, the Company will not own any inmate phones or have any inmate phone operations.

                          Communications Central Inc.

                          COMMUNICATIONS CENTRAL INC.



                 COMPUTATION OF HISTORICAL EARNINGS PER SHARE
                   (In thousands, except per share amounts)


                                                              Year ended June 30, 1996
                                     --------------------------------------------------------------------------
                                         1997            1996            1995            1994           1993
                                     --------------------------------------------------------------------------
Primary and fully diluted:
 Weighted average common stock
  outstanding during the period         6,101           6,055           5,714           3,100            441
 Net effect of dilutive stock
  options and stock warrants
  computed in accordance with
  the treasury stock method                 -               -             350             280              -
 Dilutive effect of common stock
  equivalents issued subsequent
  to November 1, 1992 computed
  in accordance with the
  treasury stock method as
  required by the SEC(1)                    -               -               -             254            552
                                     --------------------------------------------------------------------------
Total                                   6,101           6,055           6,064           3,634            993
                                     ==========================================================================
Net income (loss)                     $(8,406)       $(17,946)         $3,172          $2,779        $ 1,084
Less: Accretion on redeemable
 warrants                                   -               -               -            (144)          (202)
Less: Preferred stock dividends             -               -               -            (615)          (923)
Less: Accretion on redeemable
 preferred stock                            -               -               -            (985)        (1,355)

                                     --------------------------------------------------------------------------
Net income (loss) available for
 common stock and common stock
 equivalents                          $(8,406)       $(17,946)         $3,172          $1,035        $(1,396)
                                     ==========================================================================
Per share amount                      $ (1.38)       $  (2.96)         $  .52          $  .28        $ (1.41)
                                     ==========================================================================


(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.

The following unaudited, consolidated financial statements of CCI are filed with this report:

(i)   Consolidated Balance Sheets as of December 31, 1997 and June 30, 1997

(ii) Consolidated Statements of Income for the six months ended December 31, 1997 and 1996

(iii) Consolidated Statements of Cash Flows for the six months ended December 31, 1997 and 1996

(iv)  Notes to Consolidated Financial Statements

                          Communications Central Inc.
                          Consolidated Balance Sheets

                                                                      December 31,       June 30,
                                                                          1997             1997
                                                                      ------------     ------------
Assets                                                                 (Unaudited)        (Note)
Current assets:
   Cash .......................................................       $  4,890,771     $  5,403,731
   Accounts receivable, less allowance for doubtful accounts
     of $5,247,000 and $3,586,000 at December 31, 1997 and
     June 30, 1997, respectively ..............................          8,567,943        9,275,643
   Prepaid expenses ...........................................          1,114,457        1,180,487
   Assets held for sale........................................                  -       38,791,285
   Other current assets .......................................          3,848,159        1,961,522
                                                                      ------------     ------------
     Total current assets .....................................         18,421,330       56,612,668

Operating equipment:
   Telecommunications equipment ...............................         64,486,434       63,776,675
   Uninstalled equipment ......................................            552,721          552,721
                                                                      ------------     ------------
                                                                        65,039,154       64,329,396
   Less accumulated depreciation and amortization .............        (36,134,080)     (33,418,171)
                                                                      ------------     ------------
                                                                        28,905,074       30,911,225
Leasehold improvements and office furniture and equipment,
   net of accumulated depreciation and amortization of
   approximately $2,909,000 and $3,172,000 at December 31, 1997
   and June 30, 1997, respectively ............................          2,374,971        2,183,441

Intangible assets:
   Site license contracts, net ................................          3,957,063        3,345,221
   Agreements not to compete, net .............................            402,979          513,284
   Goodwill, net ..............................................          8,328,638        8,680,937

Other assets, net .............................................          2,222,635        2,086,523
                                                                      ------------     ------------

     Total assets .............................................       $ 64,612,690     $104,333,299
                                                                      ============     ============

See notes to consolidated financial statements.




                          Communications Central Inc.
                          Consolidated Balance Sheets


                                                                 December 31,      June 30,
                                                                     1997            1997
                                                                 -----------     ------------
Liabilities and shareholders' equity                             (Unaudited)        (Note)
Current liabilities:
    Accounts payable ....................................        $ 4,415,383     $  4,674,064
    Accrued expenses ....................................          3,899,215        4,799,916
    Current portion of long-term debt ...................         36,400,000       71,697,389
    Accrued commissions .................................          1,357,519        2,009,907
    Accrued interest ....................................            244,617          880,172
    Accrued compensation ................................            162,117          142,822
    Accrued income taxes payable ........................            578,984          578,984
                                                                 -----------     ------------

      Total current liabilities .........................         47,057,836       84,783,254

Shareholders' equity:
    Common Stock, $.01 par value
      Authorized shares - 50,000,000: issued and outstanding
      shares -  6,286,209 at December 31, 1997 and
      6,284,222 at June 30, 1997 ........................             62,967           62,842
    Additional paid-in capital ..........................         51,549,274       51,483,958
    Accumulated deficit .................................       ( 34,057,387)   (  31,996,755)
                                                                 -----------     ------------

      Total shareholders' equity ........................         17,554,854       19,550,045
                                                                 -----------     ------------

      Total liabilities and shareholders' equity ........        $64,612,690     $104,333,299
                                                                 ===========     ============


See notes to consolidated financial statements.

                          Communications Central Inc.
                 Consolidated Statements of Income (Unaudited)

                                                        Six Months Ended
                                                          December 31,
                                                    -------------------------
                                                       1997           1996
                                                    -----------   -----------
Revenues:

 Coin calls ................................        $16,444,176   $18,019,392
 Non-coin calls ............................         19,796,890    34,080,813
 Other .....................................          2,629,395     1,058,465
                                                    -----------   -----------
    Total revenues .........................         38,870,461    53,158,670

Cost and expenses:
 Line access charges .......................         10,640,187    15,782,323
 Commissions ...............................          7,254,072    10,545,201
 Service and collection ....................          6,588,302     7,947,290
 Bad debt expense ..........................          3,230,243     5,887,237
 Provision for dial-around compensation.....          1,162,510             -
 Selling, general and administrative .......          5,182,296     4,006,459
 Depreciation and amortization .............          4,291,683     6,047,556
                                                    -----------   -----------
    Total cost and expense .................         38,349,293    50,216,066
                                                    -----------   -----------

Operating income (loss) ....................            521,168     2,942,604

Interest expense ...........................          2,581,799     3,305,877
                                                    -----------   -----------

Income (loss) before income tax expense ..         (  2,060,631) (    363,273)

Income tax expense (benefit) ...............                  -             -
                                                    -----------   -----------

Net income (loss) ..........................       ($ 2,060,631) ($   363,273)
                                                    ===========   ===========

Net income (loss) per share ................       ($      0.33) ($      0.06)
                                                    ===========   ===========

Weighted average number of shares outstanding         6,286,209     6,054,556
                                                    ===========   ===========

See notes to consolidated financial statements.






                          Communications Central Inc.
               Consolidated Statements of Cash Flows (Unaudited)

                                                                                       Six Months Ended
                                                                                         December 31,
                                                                                  --------------------------
                                                                                      1997           1996
                                                                                  ------------    ----------
Operating activities
Net income ...............................................................       ($ 2,060,631)   ($  363,273)
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Assets held for sale..................................................         38,791,285              -
    Depreciation and amortization ........................................          4,648,926      6,047,556
    Changes in operating assets and liabilities:
      Accounts receivable ................................................            707,700    ( 2,009,169)
      Prepaid expenses, other current assets and other assets ............       (  1,820,606)   ( 1,359,750)
      Accounts payable and other accrued expenses ........................       (  2,428,035)       640,399
                                                                                  -----------     ----------
Net cash provided by operating activities ................................         37,838,639      2,955,763

Investing activities
Purchases of telecommunications equipment, leasehold improvements,
  office furniture and equipment .........................................       (  1,379,312)   ( 1,247,113)
Acquisitions of telecommunications equipment, site licenses,
  agreements not to compete and goodwill .................................                  -    (    27,526)
Additions of site licenses, net ..........................................       (  1,540,339)   (   865,106)
                                                                                  -----------     ----------
Net cash used in investing activities ....................................       (  2,919,651)   ( 2,139,745)

Financing activities
Payments on notes payable ................................................       ( 35,297,389)   (    65,600)
Payment of loan origination cost..........................................       (    200,000)   (   215,210)
Issuance of Common Stock  ................................................             65,441              -
                                                                                  -----------     ----------
Net cash provided by financing activities ................................       ( 35,431,948)   (   280,810)
                                                                                  -----------     ----------
Increase (decrease) in cash ..............................................       (    512,960)       535,208
Cash at beginning of period ..............................................          5,403,731      2,266,327
                                                                                  -----------     ----------
Cash at end of period ....................................................        $ 4,890,771     $2,801,535
                                                                                  ===========     ==========

Supplemental disclosure
Cash paid for interest ...................................................        $ 3,131,672     $3,159,625
                                                                                  ===========     ==========
Cash paid for income taxes ...............................................        $        -      $        -
                                                                                  ===========     ==========

See notes to consolidated financial statements.


                          Communications Central Inc.
            Notes to Consolidated Financial Statements (Unaudited)
                               December 31, 1997


1.  Basis of Presentation

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     These financial statements should be read in conjunction with the Company's audited financial statements included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended June 30, 1997. Operating results for the six-month period ended December 31, 1997 are not necessarily indicative of the results that may be expected in future periods.

2.  Sale of Inmate Assets

     Pursuant to an August 21, 1997 Asset Purchase Agreement between the Company and Talton Holdings, Inc. ("Talton"), the Company agreed to sell certain assets of its inmate operations to Talton for approximately $42 million. The sale was consummated as of October 1, 1997, and approximately $34 million of the proceeds were used to reduce the Company's bank debt.

3.  Provision for Dial-Around Compensation

     On September 20, 1996, the Federal Communications Commission ("FCC") adopted rules in a docket entitled In the Matter of Implementation of the Pay Telephone Reclassification and Compensation Provisions of the Telecommunications Act of 1996, FCC 96-388 (the "1996 Payphone Order"), implementing the payphone provisions of Section 276 of the Telecommunications Act of 1996 ("Telecom Act"). The 1996 Payphone Order, which became effective November 7, 1996, initially mandated dial-around compensation for both access code calls and subscriber 800 calls at a flat rate of $45.85 per payphone per month (131 calls multiplied by $0.35 per call). Commencing October 7, 1997 and ending October 6, 1998 the $45.85 per payphone per month rate was to transition to a per-call system at the rate of $0.35 per call. Several parties filed petitions for judicial review of certain of the FCC regulations including the dial-around compensation rate. On July 1, 1997, the U.S. Court of Appeals for the District of Columbia Circuit (the "Court") responded to appeals related to the 1996 Payphone Order by remanding certain issues to the FCC for reconsideration. These issues included, among other things, the manner in which the FCC established the dial-around compensation for subscriber 800 and access code calls, the manner in which the FCC established the interim dial-around compensation plan and the basis upon which interexchange carriers ("IXCs") would be required to compensate payphone service providers ("PSPs"). The Court remanded the issue to the FCC for further consideration, and clarified on September 16, 1997 that it had vacated certain portions of the FCC's 1996 Payphone Order, including the dial-around compensation rate. Specifically, the Court determined that the FCC did not adequately justify (i) the per-call compensation rate for subscriber 800 and access code calls at the deregulated local coin rate of $0.35, because it did not sufficiently justify its conclusion that the costs of local coin calls are similar to those of subscriber 800 and access code calls; and (ii) the allocation of the payment obligation among the IXCs for the period from November 7, 1996 through October 6, 1997.

     In accordance with the Court's mandate, on October 9, 1997 the FCC adopted and released its Second Report and Order in the same docket, FCC 97-371 (the "1997 Payphone Order"). This order addressed the per-call compensation rate for subscriber 800 and access code calls that originate from payphones in light of the decision of the Court which vacated and remanded certain portions of the FCC's 1996 Payphone Order. The FCC concluded that the rate for per-call compensation for subscriber 800 and access code calls from payphones is the deregulated local coin rate adjusted for certain cost differences. Accordingly, the FCC established a rate of $0.284 ($0.350 minus $0.066) per call for the first two years of per-call compensation (October 7, 1997 through October 6, 1999). The IXCs are required to pay this per-call amount to PSPs, including the Company, beginning October 7, 1997. After the first two years of per-call compensation, the market-based local coin rate, adjusted for certain costs defined by the FCC as $0.066 per call, is the surrogate for the per-call rate for subscriber 800 and access code calls. These new rule provisions were made effective as of October 7, 1997.

     In addition, the 1997 Payphone Order tentatively concluded that the same $0.284 per call rate adopted on a going-forward basis should also govern compensation obligations during the period from November 7, 1996 through October 6, 1997, and that PSPs are entitled to compensation for all access code and subscriber 800 calls during this period. The FCC stated that the manner in which the payment obligation of the IXCs for the period from November 7, 1996 through October 6, 1997 will be allocated among the IXCs will be addressed in a subsequent order.

     Based on the FCC's tentative conclusion in the 1997 Payphone Order, the Company has adjusted the amounts of dial-around compensation previously recorded related to the period from November 7, 1996 through June 30, 1997 from the initial $45.85 rate to $37.20 ($0.284 per call multiplied by 131 calls). As a result of this adjustment, the provision, net of applicable commissions, recorded in the quarter ended September 30, 1997 for reduced dial-around compensation is approximately $1,162,510 ($.18 per share). For the period from October 1, 1997 through December 31, 1997, the Company has recorded dial-around compensation at the rate of $37.20 per payphone per month. The amount of dial-around revenue recognized in the period from July 1, 1997 through October 6, 1997 is $2,221,302 and such amount will be billed after final resolution of the allocation obligations of the IXCs as determined by the FCC.

     The Company's outside federal regulatory counsel, Dickstein, Shapiro, Morin & Oshinsky LLP, is of the opinion that the Company is legally entitled to fair compensation under the Telecom Act for dial-around calls the Company delivered to any carrier during the period from November 7, 1996 through October 6, 1997. Based on the information available, the Company believes that the minimum amount it is entitled to as fair compensation under the Telecom Act for the period from November 7, 1996 through October 6, 1997 is $37.20 per payphone per month and the Company, based on the information available to it, does not believe that it is reasonably possible that the amount will be materially less than $37.20 per payphone per month. While the amount of $0.284 per call constitutes the Company's position of the appropriate level of fair compensation, certain IXCs have asserted in the past, are asserting and are expected to assert in the future that the appropriate level of fair compensation should be lower than $0.284 per call.

(b)  Pro Forma Financial Information.

     The following unaudited, pro forma consolidated financial statements of the Company are filed with this report:

     (i)   Pro Forma Condensed Consolidated Balance Sheets as of December 31,
           1997

     (ii)  Notes to the Unaudited Pro Forma Condensed Consolidated Balance
           Sheets

     (iii) Pro Forma Consolidated Statements of Income for the year ended December 31, 1997

     (iv)  Notes to the Unaudited Pro Forma Consolidated Statements of Income

These statements should be read in conjunction with the historical financial statements and accompanying notes of the Company and CCI, as previously filed.

                       DAVEL COMMUNICATIONS GROUP, INC.
                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                            AS OF DECEMBER 31, 1997
                                  (Unaudited)
                     (In thousands, except per share data)


                                    ASSETS
                                    ------

                                                         Davel          CCI        Pro Forma      Combined
                                                      Historical    Historical    Adjustments    Pro Forma
                                                      ----------    ----------    -----------    ---------
CURRENT ASSETS:
Cash and cash equivalents                             $  2,567      $  4,891      $    -         $  7,458
Trade accounts receivable, net                           9,105         8,568           -           17,673
Note receivable                                          2,536           -             -            2,536
Other current assets                                       702         4,963           -            5,665
                                                      --------      --------      --------       --------
     Total current assets                               14,910        18,422           -           33,332

PROPERTY AND EQUIPMENT, NET                             36,738        31,280        17,298 (1)     85,316

OTHER ASSETS                                             1,310        14,910        48,677 (2)     64,897
                                                      --------      --------      --------       --------

     Total assets                                     $ 52,958      $ 64,612      $ 65,975       $183,545
                                                      ========      ========      ========       ========

                                               LIABILITIES AND SHAREHOLDERS' EQUITY
                                               ------------------------------------

CURRENT LIABILITIES:

Current maturities of long-term debt                  $  1,501      $ 36,400      $(27,901)(3)   $ 10,000
Accounts payable                                         1,257         4,415           -            5,672
Accrued liabilities                                      1,832         6,243         2,329 (4)     10,404
                                                      --------      --------      --------       --------
     Total current liabilities                           4,590        47,058       (25,572)        26,076

LONG-TERM DEBT                                           6,801           -         102,815 (5)    109,616

DEFERRED INCOME TAXES                                    3,597           -           6,286 (6)      9,883

SHAREHOLDERS' EQUITY                                    37,970        17,554       (17,554)(7)     37,970
                                                      --------      --------      --------       --------

    Total liabilities and shareholders' equity        $ 52,958      $ 64,612      $ 65,975       $183,545
                                                      ========      ========      ========       ========

            See accompanying Notes to the Pro Forma Balance Sheet

           NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

The purchase price for the CCI Acquisition was allocated as follows:


          Working capital                   $  8,008
          Property and equipment, net         48,578
          Goodwill                            43,345
          Identifiable intangible assets      11,583
                                            --------

          Total purchase price              $111,514
                                            ========

(1) Represents adjustment to fair market value of property and equipment acquired in the CCI Acquisition.

(2) Represents intangible assets and goodwill acquired in the CCI Acquisition. Site license agreements are being amortized on a straight-line basis over the estimated useful lives of 7.5 years. Goodwill is being amortized on a straight-line basis over 15 years.

(3) Represents adjustment to reflect repayment of CCI indebtedness net of current maturities under the $125,000 credit agreement entered into by the Company in connection with the CCI Acquisition.

(4) Reflects liabilities assumed in the CCI Acquisition net of the payment of accrued interest in connection with the repayment of CCI's indebtedness.

(5) Reflects increase in long-term debt related to credit agreement entered into by the Company in connection with the CCI Acquisition. On February 3, 1998, the Company borrowed $120,000 under the $125,000 credit agreement in order to finance the CCI Acquisition.

(6) Reflects deferred income tax assets and liabilities established as a result of the above adjustments.

(7)  Reflects elimination of CCI shareholders' equity.

                       DAVEL COMMUNICATIONS GROUP, INC.
                        PRO FORMA STATEMENTS OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (Unaudited)
                     (In thousands, except per share data)

                                              Davel        CCI        Pro Forma       Combined
                                           Historical   Historical   Adjustments     Pro Forma
                                           -----------  ----------   -----------     ----------
REVENUES:
Coin calls                                      25,211      32,902           -           58,113
Non-coin calls                                  22,955      20,085           -           43,040
Other                                              -         4,085           -            4,085
                                           -----------  ----------   -----------     ----------
     Total                                      48,166      57,072           -          105,238

COSTS AND EXPENSES:
Telephone charges                                9,576      13,305           -           22,881
Commissions                                      6,202       8,977           -           15,179
Service, maintenance and network costs          10,685      14,427           -           25,112
Selling, general and administrative             15,004      20,380         2,271 (1)     37,655
                                           -----------  ----------   -----------     ----------
     Total                                      41,467      57,089         2,271        100,827
                                           -----------  ----------   -----------     ----------

     Operating profit                            6,699         (17)       (2,271)         4,411

INTEREST EXPENSE                                  (475)     (3,983)       (5,497)(2)     (9,955)

OTHER                                              497       5,531           -            6,028
                                           -----------  ----------   -----------     ----------

     Income from continuing operations
       before income taxes                       6,721       1,531        (7,768)           484

PROVISION FOR INCOME TAXES                       2,459         -          (1,706)(3)        753
                                           -----------  ----------   -----------     ----------
     Net income (loss) from
       continuing operations                     4,262       1,531        (6,062)          (269)
                                           ===========  ==========   ===========     ==========

     Basic net income (loss) per share     $      0.93                               $    (0.06)
                                           ===========                               ==========

     Diluted earnings per share            $      0.90                               $    (0.06)
                                           ===========                               ==========

     Weighted average shares outstanding     4,600,725                                4,600,725
                                           ===========                               ==========

           See accompanying Notes to Pro Forma Statements of Income

                    NOTES TO PRO FORMA STATEMENTS OF INCOME
                                 (In Thousands)

(1) Reflects additional depreciation and amortization expense related to the CCI Acquisition.

(2) Reflects additional interest expense related to the incurrence of $120,000 in long-term debt under the $125,000 credit agreement related to the CCI Acquisition.

(3)  Reflects income tax effect of the pro forma adjustments described above.

(c)  Exhibits

     None.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       DAVEL COMMUNICATIONS GROUP, INC.



Date:  April 20, 1998                  By: /s/ Michael E. Hayes
                                          ------------------------------
                                             Michael E. Hayes
                                             Senior Vice President and
                                                   Chief Financial Officer

                                      40